Contacts:   Media:   James Mahoney                    Investor:   John Kahwaty
                     (617) 434-9552                               (617) 434-3650



                        FLEETBOSTON REPORTS NET INCOME OF
                         $841 MILLION OR $.90 PER SHARE
                   OPERATING EPS $.84, UP 14% FROM PRIOR YEAR

     Boston, Massachusetts, October 17, 2000: FleetBoston Financial (FBF-NYSE) today reported third quarter operating earnings of $782 million, or $.84 per share, up 14% on an earnings per share basis from $711 million, or $.74 per share, in the third quarter of 1999. Return on assets and return on equity for the quarter, on an operating basis, were 1.74% and 20.80%, respectively, compared with 1.50% and 19.55%, a year ago. In addition, the corporation realized divestiture gains, net of merger-related expenses, of $59 million (after-tax) related to the third quarter divestitures of approximately $5 billion of deposits and $2 billion of loans, as well as expenses related to the merger of BankBoston and Fleet. Including the impact of these items, net income was $841 million, or $.90 per share, in the third quarter of 2000, up 22% on an earnings per share basis from the third quarter of 1999. Return on assets and return on equity for the quarter were 1.88% and 22.41%, respectively.

     For the first nine months of 2000, operating earnings were $2.4 billion, or $2.53 per share, up 18% on an earnings per share basis from $2.1 billion, or $2.15 per share in the first nine months of 1999. Net income for the first nine months of 2000, which included divestiture gains and merger-related expenses, was $2.6 billion, or $2.84 per share, up 32% on an earnings per share basis from $2.1 billion, or $2.15 per share in the first nine months of 1999.

     Terry Murray, Chairman and Chief Executive Officer of FleetBoston commented, "We celebrate the one year anniversary of the Fleet/BankBoston merger with a terrific earnings report which highlights the strength and diversity of our businesses. We have spent the past year hard at work putting the company together and ensuring that we met the original promises made to our shareholders. I am pleased to report successes across the board on these initiatives and that our integration work is essentially complete. As our company shifts to a more offensive-minded strategy, we are delighted to have announced our pending acquisition of Summit Bancorp earlier this month. Summit enhances the value of our franchise by giving us the number one position in the attractive New Jersey market. In addition, this transaction will provide an opportunity to distribute our asset management and capital markets products to a broadened customer base."

     Chad Gifford, President and Chief Operating Officer said, "Echoing Terry's comments, we also celebrate our first anniversary by launching a major branding campaign. We are very excited about the prospects of leveraging our strong market positions and attracting new customers to our company. It is important to note that even as we launch this initiative, our earnings this quarter and for the past year have been quite strong. Despite the inevitable distraction that comes with putting together two large companies, we saw revenues grow 13% over the first nine months of 1999. Our overall franchise is very well positioned, given the growth nature of our underlying businesses coupled with a strong balance sheet."

Third Quarter Financial Highlights
----------------------------------

     Noninterest income, excluding divestiture gains, was $2.0 billion in the third quarter, an increase of $294 million, or 17%, over the third quarter of 1999. This growth was mainly due to higher levels of capital markets and investment services revenue. Noninterest income as a percentage of total revenue grew to 55% in the current quarter from 50% in the third quarter of last year.

     Net interest income for the third quarter was $1.6 billion, down $113 million from the third quarter of last year due to lost revenue from divestitures, as the Corporation has divested approximately $13 billion of low cost deposits and $9 billion of loans during the past year. The net interest margin improved 4 basis points from last year's quarter to 4.25% due, in part, to the elimination of the regulatory requirement to maintain certain levels of low yielding assets to support revenue from Robertson Stephens, partially offset by the impact of divestitures.

     Noninterest expense, excluding the impact of the merger and related charges, was $2.0 billion during the quarter, down slightly from the third quarter of 1999. Declines from merger-related cost savings and the impact of divestitures more than offset an increase in incentive compensation expense directly attributable to higher levels of revenue, particularly from capital markets-related businesses. On an annualized basis, the total amount of cost savings from merger integration activities is approximately $470 million and approximately $800 million from the combination of cost savings and divestitures. This represents 80% of the original target and the Corporation remains on track to achieve our $1 billion target by the end of the year.

     Nonperforming assets were $1,025 million, or .92% of total loans, at September 30, 2000, including a $48 million credit that filed for bankruptcy early in the fourth quarter. Nonperforming assets were $950 million, or .84% of loans, at June 30, 2000. The provision for credit losses and net charge-offs were $300 million and $296 million, respectively, in the current quarter and $228 million for both in the third quarter of 1999. The reserve for credit losses was $2.5 billion at September 30, 2000, representing 2.22% of total loans and leases.

     Total assets at September 30, 2000 were $179.1 billion, compared with $181.3 billion at June 30, 2000 and $185.3 billion at September 30, 1999. The decline in total assets is due, in part, to the divestiture of loans during the first nine months of 2000. Stockholders' equity amounted to $15.6 billion at September 30, 2000, with a common equity to assets ratio of 8.37%.

     A detailed financial package containing supplemental information on the third quarter financial results can be found by accessing the Corporation's web site (http://www.fleet.com). Eugene M. McQuade, Vice-Chairman and Chief Financial Officer, will hold a conference at 8:00 AM on Wednesday, October 18 to discuss the quarterly results. This conference will be broadcast live on the Corporation's web site (listen only mode).

                                  *************

     This release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from estimates. These risks and uncertainties include, among other things, (1) changes in general political and economic conditions, either domestically or internationally, or in the states in which the Corporation conducts its business; (2) interest rate and currency fluctuations, equity and bond market fluctuations and perceptions, the level of personal and corporate customers' bankruptcies, and inflation; (3) changes in the competitive environment for financial services organizations and the Corporation's ability to manage those changes; (4) legislative or regulatory developments, including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial services industry; (5) technological changes including the impact of the Internet on the Corporation's businesses; (6) the ability of the Corporation to fully realize expected cost savings and revenue enhancements from mergers and acquisitions or to realize those savings or revenue enhancements within the expected timeframes; (7) the level of costs related to the integration of acquired businesses; and (8) the impact of any divestitures required by regulatory authorities in connection with mergers or acquisitions.

                                           FleetBoston Financial
                                      Consolidated Income Statements
                                              ($ in millions)

-----------------------------------------------------------------------------------------------------------------------
        Three Months Ended                                                                 Nine Months Ended
  September 30,      September 30,                                                  September 30,       September 30,
      2000               1999                                                           2000                1999
-----------------------------------------------------------------------------------------------------------------------
  $    1,601        $   1,714     Net interest income (FTE)                          $   5,010            $ 5,111
                                  Noninterest income:
         749              471        Capital markets revenue                             2,621              1,371
         399              362        Investment services revenue                         1,324              1,108
         351              388        Banking fees and commissions                        1,065              1,104
         178              193        Credit card revenue                                   507                542
         151              146        Processing-related revenue                            457                457
         158              132        Other                                                 413                419
-------------------------------------------------------------------------------------------------------------------
       1,986            1,692          Total noninterest income                          6,387              5,001
-------------------------------------------------------------------------------------------------------------------

       3,587            3,406      Total Revenue                                        11,397             10,112
-------------------------------------------------------------------------------------------------------------------

                                   Noninterest expense:
       1,062            1,053        Employee compensation and benefits                  3,614              3,196
         128              143        Occupancy                                             401                425
         122              128        Equipment                                             374                384
          87               88        Intangible asset amortization                         263                259
         608              604        Other                                               1,902              1,768
-------------------------------------------------------------------------------------------------------------------
       2,007            2,016          Total noninterest expense                         6,554              6,032
-------------------------------------------------------------------------------------------------------------------

       1,580            1,390     Earnings before provision and income taxes             4,843              4,080
         300              228     Provision for credit losses                              911                688
         498              451     Income taxes and tax-equivalent adjustment             1,570              1,320
-------------------------------------------------------------------------------------------------------------------
         782              711     Net income - Operating                                 2,362              2,072
-------------------------------------------------------------------------------------------------------------------
          84                -     Divestiture gain, net of tax                             420                  -
          25                -     Integration charges, net of tax                          137                  -
-------------------------------------------------------------------------------------------------------------------
         841              711     Net income - Reported                                  2,645              2,072
-------------------------------------------------------------------------------------------------------------------

  $      .84        $     .74     Diluted earnings per share - operating             $    2.53            $  2.15
         .90              .74     Diluted earnings per share - reported                   2.84               2.15


                              FleetBoston Financial
                           Consolidated Balance Sheets
                                 ($ in millions)

--------------------------------------------------------------------------------
                                                    September 30,  September 30,
                                                       2000            1999
--------------------------------------------------------------------------------
ASSETS:
Cash and equivalents                                  $  10,359       $  11,333
Securities                                               24,133          24,708
Trading assets                                            7,459           6,050
Loans and leases                                        111,097         119,772
Reserve for credit losses                                (2,463)         (2,515)
Due from brokers/dealers                                  3,293           2,856
Mortgages held for resale                                 1,212           1,052
Other assets                                             24,003          22,039
--------------------------------------------------------------------------------
Total assets                                          $ 179,093       $ 185,295
================================================================================

LIABILITIES:
Deposits                                              $  98,850       $ 113,184
Short-term borrowings                                    18,654          17,289
Due to brokers/dealers                                    4,627           3,884
Long-term debt                                           29,682          25,240
Trading liabilities                                       1,740           3,358
Other liabilities                                         9,990           6,883
--------------------------------------------------------------------------------
Total liabilities                                       163,543         169,838
================================================================================
STOCKHOLDERS' EQUITY:
Preferred stock                                             566             691
Common stock                                             14,984          14,766
--------------------------------------------------------------------------------
Total stockholders' equity                               15,550          15,457
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity            $ 179,093       $ 185,295
================================================================================

                                                         FleetBoston Financial
                                                          Financial Highlights


======================================================================================================================
     Three Months Ended                                                                   Nine Months Ended
September 30,     September 30,                                                    September 30,      September 30,
   2000               1999                                                             2000               1999
----------------------------------------------------------------------------------------------------------------------
                              For the Period ($ in millions)
$   782            $   711     Net Income - operating (a)                           $  2,362          $  2,072
     59                  -     Divestiture Gains/Integration charges, net of tax         283                 -
    841                711     Net Income - reported                                   2,645             2,072
  3,587              3,406     Total Revenue (a)                                      11,397            10,112
  2,007              2,016     Total Expense (a)                                       6,554             6,032
    300                228     Provision for Credit Losses                               911               688

                               Per Common Share
$   .84            $   .74     Earnings per share - operating (a)                   $    2.53         $   2.15
    .90                .74     Earnings per share - reported                             2.84             2.15
    .90                .80     Cash earnings per share - operating (a)                   2.72             2.33
    .30                .27     Cash dividends declared                                    .90              .81
  16.56              16.01     Book value (period-end)                                  16.56            16.01

                               At Period-End ($ in billions)
$ 179.1            $ 185.3     Assets                                               $   179.1         $  185.3
  111.1              119.8     Loans                                                    111.1            119.8
   98.9              113.2     Deposits                                                  98.9            113.2
   15.6               15.5     Total stockholders' equity                                15.6             15.5

                               Ratios
   1.74%              1.50%    Return on average assets (a)                              1.68%            1.47%
  20.80              19.55     Return on common equity (a)                              21.59            19.42
   4.25               4.21     Net interest margin                                       4.26             4.27
   56.0               59.2     Efficiency ratio (a)                                      57.5             59.8
    8.7                8.3     Total equity/assets (period-end)                           8.7              8.3
    6.3                5.8     Tangible common equity/assets                              6.3              5.8
    7.4                7.1     Tier 1 risk-based capital ratio                            7.4              7.1
   11.7               11.3     Total risk-based capital ratio                            11.7             11.3

                               Asset Quality ($ in millions)
$ 1,025            $   786     Nonperforming assets                                 $   1,025         $    786
  2,463              2,515     Reserve for credit losses                                2,463            2,515
    .92%               .66%    Nonperforming assets as a % of loans                      .92%             .66%
   2.22               2.10     Reserve for credit losses to period-end loans             2.22             2.10
   1.05                .76     Net charge-offs/average loans                              .98              .74
===============================================================================================================


(a)  Excludes the impact of merger-related charges and other special items.